Exhibit 5.2

Banco Santander, S.A.

Ciudad Grupo Santander, Avenida de Cantabria s/n

28660, Boadilla del Monte, Madrid

Spain

Madrid, 4 March 2026

Dear Sirs,

Banco Santander, S.A. - Registration Statement on Form F-3

We write to you as Spanish counsel to Banco Santander, S.A. (“Banco Santander”) for the purposes of issuing a legal opinion in connection with the preparation and filing with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933 (“Securities Act”), as amended, of Banco Santander’s registration statement on Form F-3 dated 4 March 2026 (the “Registration Statement”) relating to the offering from time to time, as set forth in the Registration Statement, of Banco Santander’s contingent convertible capital securities (the “CoCo Notes”), subordinated debt securities (the “Subordinated Notes”), senior non preferred debt securities (the “Senior Non Preferred Notes”) and senior debt securities (the “Senior Preferred Notes”, and together with the CoCo Notes, the Subordinated Notes and the Senior Non Preferred Notes, the “Notes”).

A.	Documents and information reviewed

In arriving at our opinions, we have reviewed the documents and information listed in Schedule 1.

B.	Assumptions

Our opinions are based on the following assumptions:

(a)	All signatures, stamps and seals on the Documents reviewed are genuine.

(b)	The original documents we have received are authentic and complete. Any copies we have received are complete and correspond to the originals.

(c)	The draft documents reviewed are the same as the documents that were executed, and approved.

(d)	All the parties (other than Banco Santander) to the Documents have been duly organised and validly exist, or will exist, as applicable, under the laws of their respective countries of incorporation.

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(e)

All the parties (other than Banco Santander) to the Documents have, or will have, as applicable, the corporate power to perform the transactions and be a party to the Documents and the Documents have been signed, or will be signed, as applicable, by an individual or individuals who have sufficient capacity to validly and effectively bind the parties to the same and compliance with that established in the Documents is within the legal capacity of each of the parties thereto (other than Banco Santander).

(f)	Each person who signed, or will sign, as applicable, the Documents on behalf of Banco Santander had, or will have, as applicable, the legal capacity (capacidad de obrar) to do so at the time.

(g)

All the documents that should have been filed with the Commercial Registry of Cantabria by Banco Santander had been filed and registered on or before the date of our search, and subsequent to this no other documents that bear any relation to the opinions expressed in this legal opinion have been filed or registered.

The content of the certification issued by the Commercial Registry of Cantabria in relation to Banco Santander on 27 January 2026 and the website www.rmc.es on the date of this legal opinion accurately reflects the registered information about Banco Santander.

The information held at the Commercial Registry is assumed to be correct and valid pursuant to article 7 of the Commercial Registry Rules.

(h)

The Documents have been, or will be, as applicable, executed and delivered by Mr. Jaime Pérez Renovales, Mr. José García Cantera, Mr. José Antonio Soler Ramos, Ms. Silvana Leticia Borgatti Casale, Mr. Francisco Javier Illescas Fernández-Bermejo, Ms. Marta González Deprit, Mr. Sergio Sánchez Jiménez, Mr. Juan Urigoen Irusta, Mr. Alberto Bachiller Cano or Mr. José María Ciruelos Lozano on behalf of Banco Santander and by each of the other parties thereto, in the form conforming to the drafts filed as exhibits to the Registration Statement.

(i)	The certificates of corporate resolutions reviewed are true and accurate and correspond to corporate resolutions that have been validly approved in duly convened, constituted and quorate meetings.

(j)

The transactions contemplated in the Registration Statement and in the Documents are deemed to be in Banco Santander’s corporate interest (interés social) and Banco Santander’s directors have not breached, and will not breach, as applicable, their duty of care (deberes de diligencia y lealtad) in relation to such transactions.

(k)

There are, and there will be, no contractual or other limitations that bind any of the parties to the Documents and that are included in any document that we have not reviewed but that could affect this opinion, nor are there any agreements between the parties to the Documents which fully or partially annul, modify or supersede the content of the Documents.

There are, and there will be, no decisions or resolutions of the governing bodies of Banco Santander that revoke or amend the decisions and resolutions reviewed.

There are, and there will be, no factual circumstances that have not been disclosed to us and that could affect this legal opinion.

(l)	The articles of association (estatutos sociales) of Banco Santander that we have reviewed are those in force on the date of this legal opinion.

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(m)	The Documents governed by the laws of the State of New York create legal, valid, binding and enforceable obligations for each party to the Documents under such laws.

(n)

The obligations deriving from the Documents that must be complied with in a jurisdiction other than Spain, or that could be affected in any way by the laws of such other jurisdiction, will not be invalid or ineffective by virtue of the said laws, or contrary to its public policy.

(o)	The global notes representing the Notes will be issued, authenticated and deposited in the State of New York.

(p)

The aggregate principal amount of the Notes (other than the CoCo Notes) to be issued pursuant to any Indenture and any supplemental indenture thereto does not exceed and will not exceed the maximum aggregate principal amount of the Notes (other than the CoCo Notes) authorized to be issued by Banco Santander, from time to time.

(q)

The aggregate principal amount of the CoCo Notes to be issued pursuant to any CoCo Indenture and any supplemental indenture thereto does not exceed and will not exceed the maximum aggregate principal amount of the CoCo Notes authorized to be issued by Banco Santander, from time to time.

(r)

The aggregate principal amount of ordinary shares (acciones) to be issued upon conversion (if applicable) of the CoCo Notes does not exceed and will not exceed the maximum aggregate principal amount of ordinary shares authorized to be issued by Banco Santander, from time to time.

(s)	The Notes will be issued, executed, paid and delivered pursuant to the terms of the Indentures.

(t)	With respect to any series of Notes, a public deed of issuance (escritura de emisión) will be executed and registered with the Commercial Registry.

(u)

With respect to any series of CoCo Notes, (i) the resolution of the general shareholders meeting of Banco Santander and, in case of delegation, of the board of directors and/or executive committee of Banco Santander approving the issuance will comply with article 414 of the Spanish Corporate Law and concordant articles; (ii) the securities will not be issued for an amount lower than their face value (valor nominal) and will not be convertible into ordinary shares of Banco Santander when their face value is below the ordinary shares’ face value; and (iii) the shareholders pre-emptive rights will be observed (in accordance with article 416 of the Spanish Corporate Law and concordant articles) or, if suppressed, that suppression will be done in accordance with article 417 and 511 of the Spanish Corporate Law.

(v)

With respect to the issuance of ordinary shares of Banco Santander upon the conversion of the CoCo Notes, if applicable, the following will take place: (i) the formalisation of the capital increase by means of a public deed of issuance of the shares granted before a Spanish notary public, the filing thereof together with the relevant tax form relating to the capital tax (Impuesto de Transmisiones Patrimoniales y Actos Jurídicos Documentados) by Banco Santander with the competent Spanish tax authorities and the registration of such public deed with the Commercial Registry of Cantabria, (ii) the registration of the shares with the Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A.U. (Iberclear), (iii) the positive verification of the listing of the shares on the Spanish Stock Exchanges by the Spanish Securities and Exchange Commission (Comisión Nacional del Mercado de Valores, “CNMV”), (iv) the approval of the listing of the shares by the managing entities (Sociedades Rectoras) of each of the Spanish Stock Exchanges where Banco Santander’s shares are listed, and (v) the approval of the admission of the shares to trading on the Spanish Automated Quotation System—Continuous Market (Sistema de Interconexión Bursátil – Mercado Continuo) by the CNMV.

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Where we have not independently verified facts material to the opinions, we have examined and relied on certificates issued by duly authorized representatives of Banco Santander.

C.	Opinion

We do not represent ourselves to be familiar with the laws of any jurisdiction other than Spain as they stand at present and therefore express no opinion on matters arising under any laws other than the laws of Spain currently in force. This legal opinion is issued on the basis that all related-matters will be governed by, and construed in accordance with Spanish law, and that all matters between the addressees of this legal opinion and ourselves (in particular, those regarding interpretation) will be brought before the Spanish courts.

Our involvement in the transaction described has been limited to our role as Spanish counsel to Banco Santander, and we therefore assume no obligation to advise any other party to the transaction. Furthermore, we assume no obligation to advise Banco Santander or any other party of any changes to the law or facts that may occur after today’s date, regardless of whether they affect the legal analysis or conclusions in this legal opinion.

Legal concepts are expressed in the documents in English terms and may not be identical or equivalent to the Spanish legal terms used.

Based on the above, and subject to the additional exceptions, limitations and qualifications set out below, it is our opinion that:

1. Valid existence

Banco Santander was duly incorporated and validly exists as a “sociedad anónima” under the laws of Spain.

2. Corporate power

Banco Santander has the corporate power to issue the Notes, to be a party to the Indentures, and perform the obligations deriving from the same.

3. Due authorization

When the issuance of a new series of Notes by Banco Santander has been duly authorized by the general shareholders’ meeting and/or the competent governing bodies of Banco Santander, the issue of the Notes of such series will be duly authorized by Banco Santander.

4. Issuance of ordinary shares of Banco Santander upon conversion of the CoCo Notes

Upon conversion of duly authorized and issued CoCo Notes in accordance with the terms of the CoCo Indenture, the issuance of the ordinary shares of Banco Santander to be delivered as a consequence of such conversion, when duly authorized by the competent governing body of Banco Santander, will be duly authorized and validly issued, fully paid and non-assessable.

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5. Choice of law

The choice of the law of the State of New York as the governing law of the Indentures and the terms and conditions of the Notes as described therein is valid and should be recognized by the Spanish courts in accordance with the terms of Regulation (EC) No. 593/2008 of the European Parliament and of the Council of 17 June 2008 on the law applicable to contractual obligations (Rome I).

Effect being given to this choice of law in court is subject to the law of the State of New York being evidenced to the Spanish courts pursuant to article 281 of the Spanish Civil Procedure Law and taking into account the contents of article 33 of Law 29/2015 on international cooperation in civil matters.

D.	Qualifications

The opinions above are subject to the following:

(i)

Our opinions are issued subject to the effects and outcome of transactions that may derive from insolvency, the recovery and resolution proceedings of credit institutions and investment firms, pre-insolvency mechanisms or any other similar proceedings that generally affect the rights of all or some creditors, including those that do not fall under judicial insolvency proceedings (in particular, but not limited to, transactions that may derive from the insolvency regulations with respect to claw-back actions and restructuring plans), as well as to any principles of public policy (orden público).

(ii)

The term “duly authorized” in paragraphs C.3 and C.4 means that Banco Santander under Spanish applicable laws and its articles of association (estatutos sociales), has the power to issue the Notes (and, upon the conversion of the CoCo Notes, the ordinary shares of Banco Santander) and has taken, or will take, as applicable, all corporate actions necessary to create that power.

(iii)

The term “validly issued”, when referred to the issuance of ordinary shares of Banco Santander in paragraph C.4 means that (i) Banco Santander is validly existing under the laws of Spain, and the ordinary shares of Banco Santander will be duly authorized; (ii) the actions required by Spanish Corporate Law to approve the issuance of the ordinary shares of Banco Santander will be taken; and (iii) the ordinary shares of Banco Santander will be issued in compliance with the requirements of Spanish law, Banco Santander’s articles of association (estatutos sociales), and the resolutions approving the issuance of the ordinary shares of Banco Santander.

(iv)

The term “fully paid” in paragraph C.4 means that the consideration to be received by Banco Santander will satisfy, in both type and amount, the requirements of Spanish law, Banco Santander’s articles of association (estatutos sociales), the resolutions approving the issuance of shares, and any other applicable agreement.

(v)

The term “non-assessable” in paragraph C.4 of this legal opinion means that the holders of ordinary shares of Banco Santander are not liable, solely because of the holder status, for additional assessments or calls on the ordinary shares by Banco Santander or its creditors.

(vi)	The information available from the website www.rmc.es may not be entirely accurate or up to date.

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(vii)

The choice of the law of the State of New York as the governing law of the Indentures and the terms and conditions of the Notes will not restrict the application of the Spanish “overriding mandatory provisions”, as defined in Article 9.1 of Regulation (EC) No 593/2008 of the European Parliament and of the Council of 17 June 2008 on the law applicable to contractual obligations (Rome I).

Furthermore, Spanish courts may refuse to apply a provision of the chosen law if such application is manifestly incompatible with Spanish public policy. Spanish courts may also give effect to the overriding mandatory provisions of the law of the country in which the obligations arising from the Documents have been performed or must be performed.

This legal opinion is rendered to the addressee identified in this letter and in connection with the transactions described above. This legal opinion is not to be used, circulated, quoted or referred to in any other way or for any other purpose, and no persons other than its addressees may make decisions based on it, nor may they claim any liability for its content without our prior written consent.

Notwithstanding the foregoing, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Opinions” in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are experts under the Securities Act or the rules and regulations of the SEC issued thereunder with respect to any part of the Registration Statement, including this opinion.

Very truly yours,

Uría Menéndez Abogados, S.L.P.

/s/ Carolina Albuerne

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Schedule 1.- Documents and information reviewed

(a)	A copy of the Registration Statement;

(b)	a copy of the form of indenture to be entered into by Banco Santander and The Bank of New York Mellon regarding the issuance of CoCo Notes (the “CoCo Indenture”);

(c)	a copy of the form of indenture to be entered into by Banco Santander and The Bank of New York Mellon regarding the issuance of Subordinated Notes (the “Subordinated Debt Indenture”);

(d)	a copy of the form of indenture to be entered into by Banco Santander and The Bank of New York Mellon regarding the issuance of Senior Non Preferred Notes (the “Senior Non Preferred Debt Indenture”);

(e)

a copy of the form of indenture to be entered into by Banco Santander and The Bank of New York Mellon regarding the issuance of the Senior Preferred Notes (the “Senior Preferred Debt Indenture”, and together the CoCo Indenture, the Subordinated Debt Indenture and the Senior Non Preferred Debt Indenture, the “Indentures”);

(f)	a copy of the articles of association (estatutos sociales) of Banco Santander, as publicly available at the web page of Banco Santander (www.santander.com) on 4 March 2026;

(g)	The information on Banco Santander publicly available on the website of the Spanish Central Commercial Registry (www.rmc.es) on 4 March 2026;

(h)	a certification with respect to Banco Santander regarding its due existence and the composition of its Board of Directors issued by the Commercial Registry of Cantabria on 27 January 2026; and

(i)

a certification of the resolutions adopted by the Executive Committee of Banco Santander on 16 February 2026 approving, among other, the filing and registration of the Registration Statement required to issue the Notes and the execution of the documents to which Banco Santander it is a party in connection thereto.

The Indentures and the Notes will be hereinafter collectively referred to as the “Documents”.

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